Exhibit 4.4

EXECUTION COPY

8 May 2003

AES International Holdings II, Ltd.

(as Chargor)

and

Wells Fargo Bank Minnesota, National Association
(as Second Priority Corporate Trustee)

and

Jeffery T. Rose
(as Second Priority Individual Trustee)

SECOND PRIORITY CHARGE AND ASSIGNMENT OVER SHARES
in
AES El Salvador Ltd.
and
AES South American Holdings Ltd.

SECOND PRIORITY CHARGE AND ASSIGNMENT OVER SHARES

THIS SECOND PRIORITY CHARGE AND ASSIGNMENT OVER SHARES (the “Second Priority Charge”) is made on the 8th day of May 2003

BETWEEN:

AES International Holdings II, Ltd., a company incorporated in the British Virgin Islands, the registered office of which is at the offices of Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands (the “Chargor”); and

Wells Fargo Bank Minnesota, National Association, a national banking corporation, of Sixth Street and Marquette Avenue, MAC N9303-120, Minneapolis, MN 55479 (the “Second Priority Corporate Trustee”) and Jeffery T. Rose, an individual residing in the State of Minnesota (the “Second Priority Individual Trustee”; and together with the Second Priority Corporate Trustee, the “Second Priority Collateral Trustees”), as trustees under the Second Priority Collateral Trust Agreement dated 8 May 2003 (as such agreement may be amended, amended and restated, supplemented or otherwise modified hereafter from time to time, being the “Second Priority Collateral Trust Agreement”) among the Grantors (as hereinafter defined), the Chargor and the Second Priority Collateral Trustees.

WHEREAS:

(1)           The AES Corporation (the “Borrower”) entered into an Amended and Restated Credit, Reimbursement and Exchange Agreement dated as of 12 December 2002 (as such agreement may be amended, amended and restated, supplemented extended, renewed, replaced, refinanced or otherwise modified from time to time, being the “Credit Agreement”) with the subsidiary guarantors party thereto, the financial institutions party thereto (the “Credit Agreement Parties”) and Citicorp USA, Inc., as administrative agent (in such capacity, the “Agent”) and as collateral agent (in such capacity, the “Credit Agreement Collateral Agent”; and together with the Agent, the “Agents”).

(2)           In order to induce the Credit Agreement Parties and the Agents to enter into the Credit Agreement, (a) the Chargor granted, pursuant to the terms of a Charge and Assignment Over Shares dated as of 12 December 2002 (as such agreement (including, without limitation, the schedules thereto), may be amended, amended and restated, supplemented or otherwise modified from time to time, being the “First Priority Charge”) made by the Chargor to Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee (together with any successor corporate trustee appointed pursuant to Article VII of the First Priority Collateral Trust Agreement (as hereinafter defined), the “Existing Corporate Trustee”), and Bruce L. Bisson, an individual residing in the State of Delaware, not in his individual capacity but solely as individual trustee (together with any successor individual trustee appointed pursuant to Article VII of the First Priority Collateral Trust Agreement, the “Existing Individual Trustee”; and, together with the Existing Corporate Trustee, the “Existing Collateral Trustees”), as trustees under the Collateral Trust Agreement dated as of 12 December 2002 (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, being the “First Priority Collateral

Trust Agreement”), and (b) the Grantors granted, pursuant to the terms of a Security Agreement dated as of 12 December 2002 (as such agreement (including, without limitation, the schedule thereto) may be amended, unended and restated, supplemented or otherwise modified from time to time, being the “First Priority Security Agreement”) made by the Grantors to the Existing Collateral Trustees, as trustees under the First Priority Collateral Trust Agreement, a continuing first priority security interest in and to the Collateral (as hereinafter defined) to the Existing Collateral Trustees for the ratable benefit of the Lender Parties (as defined in the First Priority Collateral Trust Agreement) to secure the obligations of the Borrower and the other Obligors (as defined in the Credit Agreement) under the Credit Agreement and the Notes (as defined in the Credit Agreement) issued pursuant thereto.

(3)           The Borrower entered into an Indenture dated as of 13 December 2002 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Exchange Note Indenture”) with Wells Fargo Bank Minnesota, National Association (the “Exchange Note Trustee”) to exchange the Borrower’s (i) 8.75% Senior Notes due 2002 and (ii) 7.375% Remarketable or Redeemable Securities due 2013 for the 10% Senior Secured Exchange Notes due 2005 issued on 13 December 2002 (the “Exchange Notes”, and together with the Exchange Note Indenture (only to the extent relating to the Exchange Notes), the “Exchange Note Agreements”).

(4)           In order to induce the Exchange Note Trustee to enter into the Exchange Note Indenture, the Grantors and the Chargor agreed pursuant to the First Priority Security Agreement and the First Priority Charge, respectively, to grant a continuing security interest in and to the Collateral to the Existing Collateral Trustees for the ratable benefit of the holders of the Exchange Notes to secure the obligations of the Borrower under the Exchange Note Agreements.

(5)           In order to satisfy certain other obligations of the Borrower, the Grantors and the Chargor agreed pursuant to the First Priority Security Agreement and the First Priority Charge, respectively, to grant a continuing security interest in and to the Collateral to the Existing Collateral Trustees for the ratable benefit of the other First Priority Secured Holders to secure the obligations of the Borrower under the other First Priority Secured Agreements.

(6)           The Borrower entered into an Indenture dated as of 8 May 2003 (as such agreement may be amended, amended and restated, modified, extended, renewed, replaced, or supplemented from time to time pursuant to the terms thereof, being the “Senior Note Indenture”) with Wells Fargo Bank Minnesota, National Association, as indenture trustee  (the “Senior Note Trustee”) in connection with the Borrower’s issuance on 8 May 2003 of (i) 8.75% Second Priority Senior Secured Notes due 2013 and (ii) 9.00% Second Priority Senior Secured Notes due 2015 (the “Senior Notes”, and together with the Senior Note Indenture, the “Senior Note Indenture Agreements”).

(7)           In order to induce the Senior Note Trustee to enter into the Senior Note Indenture, the Chargor has agreed pursuant to this Second Priority Charge to grant a continuing security interest in and to the Collateral to the Second Priority Collateral Trustees for the ratable benefit of the holders of the Senior Notes (the “Senior Note Holders”) to secure the obligations of the Borrower under the Senior Note Indenture.

(8)           The Borrower and certain other Persons party thereto (the “Grantors”) have entered into a Security Agreement dated 8 May 2003 in favor of the Second Priority Collateral Trustees (as such agreement (including, without limitation, the schedules thereto) may be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Second Priority Security Agreement”) pursuant to which the Grantors have granted to the Second Priority Collateral Trustees, for their benefit and in trust for the equitable and ratable benefit of the Second Priority Representatives (as defined in the Second Priority Collateral Trust Agreement) and the Second Priority Secured Holders (as defined in the second Priority Collateral Trust Agreement), a lien and security interest in certain collateral of the Grantors.

(9)           It is a condition precedent to (a) the entry into the Senior Note Indenture by the Senior Note Trustee, (b) the acknowledgement of the Second Priority Security Agreement by the Second Priority Collateral Trustees and (c) the entry into the Second Priority Collateral Trust Agreement by the Second Priority Collateral Trustees, that the Chargor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Second Priority Charge.

IT IS AGREED as follows:

1                                         DEFINITIONS AND INTERPRETATION

1.1                                 Terms defined in the Senior Note Indenture, the Second Priority Security Agreement or the Second Priority Collateral Trust Agreement and not otherwise defined in this Second Priority Charge or in this Section 1.1, are used in this Second Priority Charge as defined in the Senior Note Indenture, the Second Priority Security Agreement or the Second Priority Collateral Trust Agreement.  The following words and expressions shall have the following meanings, and

“Collateral”	has the meaning given to it in Clause 3.

“Companies”

means AES El Salvador Ltd. and AES South American Holdings Ltd., each a company incorporated in the Cayman Islands, and any new direct Subsidiary of the Chargor formed or acquired by the Chargor in any manner after the date of this Second Priority Charge to the extent such new Subsidiary is a company incorporated in the Cayman Islands or in any other jurisdiction.

“Second Priority Charged Shares”

means the shares to be charged as set out in Schedule 1 hereto and any other shares of the Companies now or at any time in the future beneficially owned by the Chargor or in which the Chargor has any interest and all additional shares of or in any new direct Subsidiary of the Chargor formed or acquired by the Chargor in any manner after the date of this Second Priority Charge to the extent such new Subsidiary is a company incorporated in the Cayman

Islands; provided that the term “Second Priority Charged Shares” shall not include, as to the Chargor, more than 65% of the outstanding voting shares of any of the Companies.

“Second Priority Receiver”	has the meaning given to it in Clause 8.

“Security Interest”	means the security interest in the Collateral granted hereunder securing the Second Priority Secured Obligations.

1.2                                 In this Second Priority Charge:

1.2.1                        any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Second Priority Charge and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the Clause or Schedule in which it appears;

1.2.2                        the clause headings are included for convenience only and shall not affect the interpretation of this Second Priority Charge;

1.2.3                        use of the singular includes the plural and vice versa;

1.2.4                        use of any gender includes the other genders;

1.2.5                        any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.2.6                        references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied supplemented, substituted or novated from time to time.

1.3                                 The Recitals and Schedules form part of this Second Priority Charge and shall have effect as if set out in full in the body of this Second Priority Charge and any reference to this Second Priority Charge includes the Recitals and Schedules.

2                                         CHARGED SHARES

The Chargor represents and warrants as follows as of the date of this Second Priority Charge and on any date on which additional or new shares of the Companies become the subject of this Second Priority Charge.

2.1                                 The Chargor owns all of the Second Priority Charged Shares, free and clear of any Liens other than the Security Interest (A) created by (i) this Second Priority Charge, (ii) the First Priority Collateral Documents and (iii) the other Second Priority Collateral Documents or (B) permitted under (i) the Senior Note Indenture and (ii) the other Applicable Agreements.  All of the Second Priority Charged Shares have been duly authorised and validly issued, and are fully paid and non-assessable, and are subject to no rights or options to purchase of any Person.  The Chargor is not and will not become a party to or otherwise bound by any agreement, other than this Second Priority Charge, which restricts in any manner the rights of any present or future holder of any of the Second Priority Charged Shares with respect thereto.

2.2                                 This Second Priority Charge constitutes its legal, valid, binding and enforceable obligation and is a second priority security interest over the Second Priority Charged Shares effective in accordance with its terms.

2.3                                 (a) The execution, delivery, recordation, filing or performance by the Chargor of this Second Priority Charge, (b) the grant by the Chargor of the Liens granted by it pursuant to this Second Priority Charge, (c) the perfection or maintenance of the Liens created under this Second Priority Charge (including the second priority nature thereof), (d) the exercise by the Second Priority Collateral Trustees of their voting or other rights provided for in this Second Priority Charge and (e) the exercise by the Second Priority Collateral Trustees of their remedies in respect of the Collateral pursuant to this Second Priority Charge and the other Second Priority Collateral Documents, will not require any consent, approval, authorization or other order of, or any notice to or filing with, any court, regulatory body, administrative agency or other governmental body (other than (x) the consent of the Credit Agreement Parties, which consent has been obtained and (y) any consent, approval, authorization, order, notice or filing, the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect), and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter, by-laws or memorandum and articles of association of the Borrower, the Chargor or the other Pledged Subsidiaries or any agreement, indenture or other instrument to which the Borrower, the Chargor or any other Pledged Subsidiary is a party or by which the Borrower, the Chargor and the other Pledged Subsidiaries, or any of the Borrower’s, the Chargor’s or the other Pledged Subsidiaries’ respective property is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower, the Chargor or any of the other Pledged Subsidiaries or the Borrower’s, the Chargor’s or the other Pledged Subsidiaries’ respective property, except for any violation, breach, conflict or default that could not reasonably be expected to have a Material Adverse Effect and except that in the foregoing cases, (A) any foreclosure or other exercise of remedies by the Second Priority Collateral Trustees pursuant to this Second Priority Charge and the other Second Priority Collateral Documents will require additional approvals and consents that have not been obtained from foreign and domestic regulators and from lenders to, and suppliers, customers or other contractual counterparties of one or more Subsidiaries, and the failure to obtain such approval or consent could result in a default under, or breach of, agreements or other legal obligations of such Subsidiary and (B) disposition of any of the Collateral may be subject to the receipt of regulatory approvals and to laws affecting the offering and sale of securities generally (the exceptions described in the foregoing clauses (A) and (B) are referred to herein as “Remedies Limitations”).

2.4                                 As of this date, there is no action or proceeding pending or, to its knowledge, threatened against the Chargor or the Companies, before any court or governmental authority or arbitrator, which could affect the legality, validity or enforceability of this Second Priority Charge.

3                                         CHARGE

3.1                                 The Chargor, in order to secure the Second Priority Secured Obligations, hereby charges by way of second fixed charge as a continuing security for the payment and discharge of the Second Priority Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Second Priority Charged Shares and all proceeds, income and profits thereon, and all interest, dividends and other payments and distributions with respect thereto (the “Collateral”) subject to the provisions for release of this Second Priority Charge set out below.

3.2                                 This Second Priority Charge secures the payment of all Second Priority Secured Obligations of the Borrower and the Chargor.  Without limiting the generality of the foregoing, this Second Priority Charge secures, as to the Chargor, the payment of all amounts that constitute part of the Second Priority Secured Obligations and that would be owed by the Chargor but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Chargor.

3.3                                 The Lien created by this Second Priority Charge and the other Second Priority Collateral Documents shall be subordinate in all respects (including the exercise of remedies with respect to such Collateral) to the prior Lien of the First Priority Collateral Documents in existence from time to time, in accordance with Article IX of the Second Priority Collateral Trust Agreement.

3.4                                 The Security Interest is granted as security only and shall not subject the Second Priority Collateral Trustees and Second Priority Representatives or any other Second Priority Secured Holder to, or transfer or in any way affect or modify, any obligation or liability of the Chargor with respect to any of the Collateral or any transaction in connection therewith.

4                                         COVENANTS BY THE CHARGOR

So long as any of the Second Priority Secured Obligations remain outstanding, the Chargor covenants that:

4.1                                 it shall forthwith and from time to time deposit with the Controlling Collateral Trustees all certificates and other documents of title relating to the Second Priority Charged Shares;

4.2                                 it shall deliver to the Second Priority Collateral Trustees, to the extent that the equivalent document has not already been delivered to and held by the First Priority

Collateral Trustees in respect of the First Priority Charge, as security in accordance with the terms of this Second Priority Charge the following (on the date hereof and on any date on which additional or new shares of the Companies become the subject of this Second Priority Charge):

4.2.1                        original share certificate in respect of the Second Priority Charged Shares;

4.2.2                        blank, signed and undated share transfer certificates in respect of the Second Priority Charged Shares in the forms set out in Schedule 2 to this Second Priority Charge;

4.2.3                        a shareholder proxy in favour of the Controlling Collateral Trustees in the forms set out in Schedule 3 to this Second Priority Charge in respect of Second Priority Charged Shares;

4.2.4                        executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors, alternate directors and officers of the Companies appointed by the Chargor in the forms set out in Parts I and II of Schedule 4 to this Second Priority Charge; and

4.2.5                        an undertaking from the Company to register transfers of the Second Priority Charged Shares to the Chargee or its nominee in the form set out in Schedule 5 to this Second Priority Charge;

provided that on the date that all First Priority Secured Obligations are Paid in Full, the Chargor shall instruct the First Priority Collateral Trustees to deliver (i) to the Chargor, all documentation referred to in Sections 4.2.2, 4.2.3, 4.2.4 and 4.2.5 above then held by the First Priority Collateral Trustees and the Chargor shall deliver to the Second Priority Collateral Trustees newly executed documentation pursuant to this Section 4.2 and (ii) to the Second Priority Collateral Trustees, all documentation referred to in Section 4.2.1 above then held by the First Priority Collateral Trustees; provided, further that if at any time the Existing Collateral Trustees or the Second Priority Collateral Trustees shall cease to be collateral trustees under the First Priority Collateral Documents or the Second Priority Collateral Documents, respectively, the Chargor shall deliver to the then acting collateral trustees newly executed documentation pursuant to this Section 4.2.

4.3                                 upon the issue of additional Second Priority Charged Shares which become the subject of this Second Priority Charge it shall provide the Second Priority Collateral Trustees, for the benefit of the Second Priority Representatives and the Second Priority Secured Holders, with an opinion of the General Counsel of AES that such additional Second Priority Charged Shares are duly authorised and validly issued, fully paid and non-assessable (or the equivalent thereof) and are subject to no rights or options to purchase of any Person.

5                                         FILING; FURTHER ASSURANCES

Subject to the Remedies Limitations, the Chargor agrees that it will, at its expense and in such manner and form as the Second Priority Collateral Trustees may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or that the Second Priority Collateral Trustees may reasonably request and that is within the power of the Chargor, consistent with its currently existing contractual and other legal obligations, in order to create, preserve, perfect or validate the Security Interest or to enable the Second Priority Collateral Trustees to exercise and enforce their rights hereunder with respect to any of the Collateral; and notwithstanding the generality of such provisions, the Chargor covenants that immediately following execution of this Second Priority Charge it shall deliver to the Second Priority Collateral Trustees a copy of the Chargor’s complete register of mortgages, charges and other encumbrances as maintained at its registered office, certified as a true copy by the registered agent of the Chargor in the British Virgin Islands containing particulars of the security created hereunder and shall procure that a further copy of the same is submitted for registration with the Registrar of Companies in the British Virgin Islands.

Subject to the Second Priority Collateral Trust Agreement, the Second Priority Collateral Trustees may, after the occurrence and during the continuance of a Second Priority Collateral Trust Agreement Default, in their sole discretion, cause any or all of the Second Priority Charged Shares to be transferred of record into the name of the Second Priority Collateral Trustees or their nominee.  The Chargor will promptly give to the Second Priority Collateral Trustees copies of any notices or other communications received by it with respect to the Second Priority Charged Shares registered in the name of the Chargor and the Second Priority Collateral Trustees will promptly give the Chargor copies of any notices and communications received by the Second Priority Collateral Trustees with respect to the Chargor registered in the name of the Second Priority Collateral Trustees or their nominee.

6                                         RIGHT TO RECEIVE DISTRIBUTIONS AND RIGHT TO VOTE CHARGED SHARES

6.1                                 So long as no Second Priority Collateral Trust Agreement Default shall have occurred and be continuing:

6.1.1                        The Chargor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose; provided, however, that the Chargor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Collateral or any part thereof.

6.1.2                        The Chargor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Collateral if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Applicable Agreements; provided, however, that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral shall be, and shall be forthwith delivered to the Controlling Collateral Trustees to hold as Collateral, and shall, if received by the Chargor, be received in trust for the benefit of the Controlling Collateral Trustees, be segregated from the other property or funds of the Chargor and be forthwith delivered to the Controlling Collateral Trustees as Collateral in the same form as so received (with any necessary indorsement).

6.1.3                        The Controlling Collateral Trustees will execute and deliver (or cause to be executed and delivered) to the Chargor all such proxies and other instruments as the Chargor may reasonably request for the purpose of enabling the Chargor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 6.1.1 above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to Section 6.1.2 above.

6.2                                 Subject to the Second Priority Collateral Trust Agreement and upon the occurrence and during the continuance of a Second Priority Collateral Trust Agreement Default:

6.2.1                        All rights of the Chargor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6.1.1 shall, upon notice to the Chargor by the Second Priority Collateral Trustees, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 6.1.2 shall automatically cease, and, subject to the Remedies Limitations, all such rights shall thereupon become vested in the Second Priority Collateral Trustees, who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Collateral such dividends, interest and other distributions and shall deposit the same into the Second Priority Collateral Account; and

6.2.2                        All dividends, interest and other distributions that are received by the Chargor contrary to the provisions of Section 6.2.1 shall be received in trust for the benefit of the Second Priority Collateral Trustees, shall be segregated from other funds of the Chargor and shall be forthwith paid over to the Second Priority Collateral Trustees to be deposited into the Second Priority Collateral Account.  Upon receipt of notice from the Required Second Priority Representative(s) that all Second Priority Collateral Trust Agreement Defaults have been cured, the Second Priority Collateral Trustees’ right to retain dividends under this Section 6 shall cease and the Second Priority Collateral Trustees shall pay over to the Chargor any such Collateral retained by them during the continuance of a Second Priority Collateral Trust Agreement Default.

7                                         GENERAL AUTHORITY

The Chargor hereby irrevocably appoints the Second Priority Collateral Trustees its true and lawful attorney, with full power of substitution, in the name of the Chargor, the Second

Priority Collateral Trustees, the Second Priority Representatives and the Second Priority Secured Holders or otherwise, for the sole use and benefit of the Second Priority Collateral Trustees on behalf of the Second Priority Representatives and the Second Priority Secured Holders, but at the expense of the Chargor, to the extent permitted by law to exercise and subject to the provisions of Article IX of the Second Priority Collateral Trust Agreement, and at any time and from time to time while a Second Priority Collateral Trust Agreement Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(a)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)         to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)          to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Second Priority Collateral Trustees were the absolute owner thereof, and

(d)         to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Second Priority Collateral Trustees shall give the Chargor not less than ten days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral except any Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market.

8                                         SECOND PRIORITY RECEIVER

Subject to the Second Priority Collateral Trust Agreement, if a Second Priority Collateral Trust Agreement Default shall have occurred and be continuing, the Second Priority Collateral Trustees may by writing without notice to the Chargor appoint one or more person or persons as the Second Priority Collateral Trustees think fit to be a receiver (the “Second Priority Receiver”) in relation to the Collateral.  Where the Second Priority Collateral Trustees appoint two or more persons as Second Priority Receiver, the Second Priority Receivers may act jointly or independently.

8.1                                 The Second Priority Receiver may take such action in relation to the enforcement of this Second Priority Charge including, without limitation, to sell, charge or otherwise dispose of the Collateral, to exercise any powers, discretion, voting or other rights or entitlements in relation to the Collateral and generally to carry out any other action which he may in his sole discretion deems necessary in relation to the enforcement of this Second Priority Charge.

8.2                                 The Second Priority Receiver shall have, in addition to the other powers set-out in this Clause, the following powers:

8.2.1                        power to take possession of, collect and get in the Collateral and, for that purpose, to take such proceedings as may seem to him to be expedient;

8.2.2                        power to raise or borrow money and grant security therefor over the Collateral;

8.2.3                        power to appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

8.2.4                        power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Collateral;

8.2.5                        power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Collateral;

8.2.6                        power to make any payment which is necessary or incidental to the performance of his functions;

8.2.7                        power to make any arrangement or compromise on behalf of the Chargor in respect of the Collateral;

8.2.8                        power to rank and claim in the insolvency or liquidation of the Companies and to receive dividends and to accede to agreements for the creditors of the Companies;

8.2.9                        power to present or defend a petition for the winding up of the Companies; and

8.2.10                  power to do all other things incidental to the exercise of the foregoing powers.

8.3                                 The Second Priority Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for his acts and defaults and liable on any contracts made, entered into or adopted by the Second Priority Receiver.  The Second Priority Collateral Trustees shall not be liable for the Second Priority Receiver’s acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Second Priority Receiver.

9                                         INDEMNIFICATION AND EXPENSES

9.1                                 The Chargor agrees to indemnify, defend and save and hold harmless the Second Priority Collateral Trustees, each Second Priority Representative and each Second Priority Secured Holder and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Second Priority Charge (including, without limitation, enforcement of this Second Priority Charge) or any other Second Priority Collateral Document except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

9.2                                 The Chargor will upon demand pay to the Second Priority Collateral Trustees the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of their counsel and of any experts and agents, that the Second Priority Collateral Trustees may incur in connection with (a) the administration of this Second Priority Charge (b) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Second Priority Collateral Trustees, the Second Priority Representatives or the other Second Priority Secured Holders hereunder or (d) the failure by the Chargor to perform or observe any of the provisions hereof.

Any such amount not paid on demand shall bear interest at a per annum rate of 2% plus the Base Rate.

10                                  LIMITATION ON DUTY OF THE COLLATERAL AGENT IN RESPECT OF CHARGED SHARES

Beyond the exercise of reasonable care in the custody thereof, the Second Priority Collateral Trustees shall have no duty as to any Collateral in their possession or control.  The Second Priority Collateral Trustees shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by the Second Priority Collateral Trustees in good faith, other than any act or omission caused by the gross negligence or willful misconduct of such bailee or any act or omission made in breach of this Second Priority Charge.  Any direction of the Required Second Priority Representative(s) to the Second Priority Collateral Trustees to take any action hereunder shall be subject to section 7.05(d) of the Second Priority Collateral Trust Agreement.

11                                  REMEDIES AND APPLICATIONS OF PROCEEDS

Subject to the terms of the Second Priority Collateral Trust Agreement, if a Second Priority Collateral Trust Agreement Default shall have occurred and be continuing:

11.1                           Any cash held by or on behalf of the Second Priority Collateral Trustees and all cash proceeds received by or on behalf of the Second Priority Collateral Trustees in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Second Priority Collateral Trustees, be held by the Second Priority Collateral Trustees as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Second Priority Collateral Trustees pursuant to Section 9 of this Second Priority Charge) in whole or in part by the Second Priority Collateral Trustees for the ratable benefit of the Second Priority Representatives and the Second Priority Secured Holders against, all or any part of the Second Priority Secured Obligations, in accordance with the terms of the Second Priority Collateral Trust Agreement.

11.2                           All payments received by the Chargor in respect of the Collateral shall be received in trust for the benefit of the Second Priority Collateral Trustees, shall be segregated from other funds of the Chargor and shall be forthwith paid over to the Second Priority Collateral Trustees to be deposited into the Second Priority Collateral Account.

11.3                           The Second Priority Collateral Trustees may, without notice to the Chargor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Second Priority Secured Obligations against any funds held in the Second Priority Collateral Account or in any other deposit account of the Borrower in accordance with Section 11.1 above.

11.4                           If the Second Priority Collateral Trustees shall determine to exercise their right to sell all or any of the Collateral pursuant to this Section 11, the Chargor agrees that, upon request of the Second Priority Collateral Trustees and subject to the Remedies Limitations, the Chargor will, at its own expense:

11.4.1                  execute and deliver, and cause each issuer of such Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Second Priority Collateral Trustees, advisable to register such Collateral under the provisions of the Securities Act of 1933 of the United States of America (as amended from time to time, the “Securities Act”), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Second Priority Collateral Trustees, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

11.4.2                  use its best efforts to qualify the Collateral under the state securities or “Blue Sky” laws of the United States of America and to obtain all necessary governmental approvals for the sale of such Collateral, as requested by the Second Priority Collateral Trustees;

11.4.3                  cause each such issuer of such Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

11.4.4                  provide the Second Priority Collateral Trustees with such other information and projections as may be necessary or, in the opinion of the Second Priority

Collateral Trustees, advisable to enable the Second Priority Collateral Trustees to effect the sale of such Collateral; and

11.4.5                  do or cause to be done all such other acts and things as may be necessary to make such sale of such Collateral or any part thereof valid and binding and in compliance with applicable law.

11.5                           The Second Priority Collateral Trustees are authorized, in connection with any sale of the Collateral pursuant to this Section 11 to deliver or otherwise disclose to any prospective purchaser of the Collateral:

11.5.1                  any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to Section 11.4.1 above;

11.5.2                  any information and projections provided to it pursuant to Section 11.4.4 above; and

11.5.3                  any other information in its possession relating to such Collateral.

11.6                           The Chargor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Second Priority Secured Holders by reason of the failure by the Chargor to perform any of the covenants contained in Section 11.4 above and, consequently, agrees that, if the Chargor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Collateral on the date the Second Priority Collateral Trustees shall demand compliance with Section 11.4 above.

12                                  TERMINATION OF SECURITY INTEREST; RELEASE OF SECOND PRIORITY CHARGED SHARES

Upon termination of the Security Interest, the Second Priority Collateral Trustees shall at their sole expense return to the Chargor all documentation delivered by the Chargor to the Second Priority Collateral Trustees pursuant to Section 4.2 hereof.  The Second Priority Collateral Trustees shall release all or any portion of the Collateral solely on terms and subject to the conditions set forth in Article 8 of the Second Priority Collateral Trust Agreement.

13                                  NOTICES

All notices, communications and distributions hereunder shall be given in accordance with Section 10.03 of the Second Priority Collateral Trust Agreement.

14                                  WAIVERS; NON-EXCLUSIVE REMEDIES

No failure on the part of the Second Priority Collateral Trustees, the Second Priority Representatives or any other Second Priority Secured Holder to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Second Priority Charge shall operate as a waiver thereof; nor shall any single or partial exercise of any right under the Second Priority Secured Agreements or this Second Priority Charge preclude any other or further exercise thereof or the exercise of any other right.  The rights in the Second Priority Secured Agreements and this Second Priority Charge are cumulative and are not exclusive of any other remedies provided by law.

15                                  ADDITIONAL SECURED OBLIGATIONS

Each of the Chargor, the Second Priority Collateral Trustees, the Second Priority Representatives and the Second Priority Secured Holders acknowledges and agrees that the Collateral hereunder may secure additional Obligations of the Borrower in respect of the incurrence of new Debt (as defined in the Senior Note Indenture) by the Borrower or the refinancing, extension, or renewal of certain Debt of the Borrower, in each case, only as permitted by the terms and conditions of the Senior Note Indenture.  Upon the execution and delivery to the Second Priority Collateral Trustees of an acknowledgment by the Persons to whom the Obligations referred to in the immediately preceding sentence are owed, in form and substance satisfactory to the Second Priority Collateral Trustees, that (i) such Persons acknowledge the terms and conditions of this Second Priority Charge and the other Second Priority Collateral Documents and agree to be bound thereby and (ii) such Persons agree to pay their ratable share of the fees and expenses of the Second Priority Collateral Trustees and to ratably indemnify the Second Priority Collateral Trustees, in such case, on terms and conditions similar to those contained in the Senior Note Indenture and the Second Priority Collateral Trust Agreement, such Persons shall become a “Second Priority Secured Holder” for all purposes under the Second Priority Collateral Documents and shall be entitled to share ratably in the Collateral for all purposes hereunder.

16                                  SUCCESSORS AND ASSIGNS; CONTINUING SECURITY INTEREST

This Second Priority Charge shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until all of the Collateral is released, and this Second Priority Charge is terminated, in accordance with Section 8.02 of the Second Priority Collateral Trust Agreement, (b) be binding upon the Chargor, its successors and assigns and (c) inure, together with the rights and remedies of the Second Priority Collateral Trustees hereunder, to the benefit of the Second Priority Collateral Trustees, the Second Priority Representatives on behalf of themselves and on behalf of the Second Priority Secured Holders and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Senior Note Holder may transfer all or any portion of its rights and obligations under the Senior Note Indenture (including, without limitation, all or a portion of the Senior Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Senior Note Holder in the Second Priority Collateral Documents or otherwise, in each case as provided in the Senior Note Indenture.

17                                  CHANGES IN WRITING

No amendment or waiver of any provision of this Second Priority Charge, and no consent to any departure by the Chargor herefrom, shall in any event be effective unless the same shall (a) be in writing and signed by the Second Priority Collateral Trustees and (b) otherwise comply with Section 9.01 of the Second Priority Collateral Trust Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, amendments, waivers and consents effected in respect of the First Priority Charge (or, in the case of any Eligible Debt Agreement, the applicable security agreement related to such Eligible Debt Agreement) shall upon their effectiveness apply with equal force to the comparable provisions of this Second Priority Charge and become effective with respect thereto without the consent of or any other action on the part of any Person; provided, however, that any such amendment, waiver, or consent effected in respect of the First Priority Charge (or, in the case of any Eligible Debt Agreement, the applicable security agreement related to such Eligible Debt Agreement) which has the effect of releasing all or substantially all of the Collateral shall not automatically apply to this Second Priority Charge.

18                                  PROTECTION OF PURCHASERS

No purchaser or other person dealing with the Second Priority Collateral Trustees or their delegate shall be bound to see or inquire whether the right of the Second Priority Collateral Trustees to exercise any of their powers has arisen or become exercisable or be concerned with notice to the contrary, or be concerned to see whether the delegation by the Second Priority Collateral Trustees pursuant to the terms of this Second Priority Charge shall have lapsed for any reason or been revoked.

19                                  LAW AND JURISDICTION

19.1                           This Second Priority Charge is governed by, and shall be construed in accordance with, the law of the Cayman Islands.

19.2                           The Chargor irrevocably agrees for the exclusive benefit of the Second Priority Collateral Trustees, the Second Priority Representatives and the Second Priority Secured Holders that the courts of the Cayman Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Second Priority Charge and for such purposes irrevocably submits to the jurisdiction of such courts.

20                                  COUNTERPARTS

This Second Priority Charge may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF this Second Priority Charge has been executed and delivered as a Deed the day and year first above written.

EXECUTED UNDER THE COMMON SEAL OF	)

AES INTERNATIONAL HOLDINGS II, LTD.	)
	)	Name:
	)	Title:

In the presence of:

                                                Witness

EXECUTED AS A DEED by	)
WELLS FARGO BANK MINNESOTA,	)
NATIONAL ASSOCIATION,	)
as Second Priority Corporate Trustee	)
	)	Name:
	)	Title:

In the presence of:

                                                Witness

EXECUTED AS A DEED by	)
Jeffery T. Rose,	)
as Second Priority Individual Trustee	)
	)	Name:
	)	Title:

In the presence of:

                                                Witness

ACKNOWLEDGED by	)
Wells Fargo Bank Minnesota,	)
National Association, as Senior Note Trustee	)
	)	Name:
	)	Title:

In the presence of:

                                                Witness

ACKNOWLEDGED by	)
Wilmington Trust Company,	)
as Existing Corporate Trustee	)
	)	Name:
	)	Title:

In the presence of:

                                                Witness

ACKNOWLEDGED by	)
Bruce L. Bisson,	)
as Existing Individual Trustee	)
	)	Name:
	)	Title:

In the presence of:

                                                Witness

SCHEDULE 1

Legal Name	Jurisdiction of Incorporation	Types of Shares	Authorized Shares	Par Value	Outstanding Shares	Percentage Owned by AES	Certificate No.	% Pledged

AES El Salvador, Ltd.	Cayman	Ordinary	50,000	$1.00	1,000	100	3, 4	65

AES South American Holdings, Ltd.	Cayman	Nominal	50,000	$1.00	5,030	100	3, 4	65

SCHEDULE 2

[NAME OF COMPANY]

SHARE TRANSFER CERTIFICATE

We, AES International Holdings II, Ltd. (the “Transferor”), for good and valuable consideration received by us through Wells Fargo Bank Minnesota, National Association, as corporate trustee and Jeffery T. Rose, as individual trustee (together, the “Transferee”), do hereby:

(1)          transfer to the Transferee [Number of Shares Transferred] Shares (the “Shares”) standing in our name in the register of the Company to hold unto the Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of execution of this Share Transfer Certificate; and

(2)          consent that our name remains on the register of the Company until such time as the Company enters the Transferee’s name in the register of the Company.

And we, the Transferee, do hereby agree to take the Shares subject to the same conditions.

As Witness Our Hands

Signed by the Transferor on

the               day of

in the presence of:

Witness	Transferor

Signed by	Signed by

Wells Fargo Bank Minnesota, National Association, as Second Priority Corporate Trustee	Jeffery T. Rose, as Second Priority Individual Trustee

the day of	the day of

in the presence of:	in the presence of:

Witness	Witness

SCHEDULE 3

Part I

[NAME OF COMPANY]

IRREVOCABLE APPOINTMENT OF PROXY

We, AES International Holdings II, Ltd. hereby irrevocably appoint [Name of Proxy] as our proxy to vote at meetings of the Shareholders of [Name of Company] (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name.  This proxy is irrevocable by reason of being coupled with the interest of [Name of Proxy] as chargee of the aforesaid shares.

For and on behalf of AES International Holdings II, Ltd.
Dated:

Part II

[NAME OF COMPANY]

IRREVOCABLE APPOINTMENT OF PROXY

We, AES International Holdings II, Ltd. hereby irrevocably appoint [appointee] as our duly authorised representative to sign resolutions in writing of [Name of Company] (the “Company”) in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name.

For and on behalf of AES International Holdings II, Ltd.
Dated:

[NOTE THE ARTICLES OF THE COMPANIES NEED TO SPECIFICALLY PROVIDE FOR IRREVOCABLE PROXIES]

SCHEDULE 4

Part I

LETTER OF RESIGNATION

Date:

The Board of Directors
[NAME OF COMPANY]
[ADDRESS]

Dear Sirs,

RESIGNATION OF DIRECTOR

I hereby tender my resignation as a Director of the Company with effect from the date my resignation is accepted by resolution of the Directors of [NAME OF COMPANY].

Yours faithfully,

[Director]

Part II

LETTER OF AUTHORISATION

Date:

Wells Fargo Bank Minnesota,

National Association,

  as Second Priority Corporate Trustee
Sixth Street and Marquette Avenue

MAC N9303-120

Minneapolis, MN 55479

and

Jeffery T. Rose,

  as Second Priority Individual Trustee
c/o Wells Fargo Bank Minnesota,

National Association

Sixth Street and Marquette Avenue

MAC N9303-120

Minneapolis, MN 55479

Dear Sirs,

SECOND PRIORITY CHARGE AND ASSIGNMENT OVER SHARES BETWEEN AES INTERNATIONAL HOLDINGS II, LTD., WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION (AS SECOND PRIORITY CORPORATE TRUSTEE) AND JEFFERY T. ROSE (AS SECOND PRIORITY INDIVIDUAL TRUSTEE) DATED 8 MAY 2003 (THE “SECOND PRIORITY CHARGE”)

I refer to my executed but undated letter of resignation as director of [NAME OF COMPANY] provided in accordance with the Second Priority Charge and I hereby authorise you to date the letter in the event of a Second Priority Collateral Trust Agreement Default (as defined in the Second Priority Charge).

Yours faithfully,

[Director]

SCHEDULE 5

[NAME OF COMPANY]

Wells Fargo Bank Minnesota,

National Association,

  as Second Priority Corporate Trustee
Sixth Street and Marquette Avenue

MAC N9303-120

Minneapolis, MN 55479

and

Jeffery T. Rose,

  as Second Priority Individual Trustee
c/o Wells Fargo Bank Minnesota,

National Association

Sixth Street and Marquette Avenue

MAC N9303-120

Minneapolis, MN 55479

Dear Sirs

[NAME OF COMPANY]

We refer to the Second Priority Charge and Assignment Over Shares (the “Second Priority Charge”) dated 8 May 2003 between AES International Holdings II, Ltd. (“Chargor”) and Wells Fargo Bank Minnesota, National Association, as corporate trustee and Jeffery T. Rose, as individual trustee (together, the “Second Priority Collateral Trustees”) whereby, inter alia, Chargor granted a charge over the Second Priority Charged Shares in favour of the Second Priority Collateral Trustees.

Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Second Priority Charge.

This letter of undertaking is given pursuant to clause 4.2.5 of the Second Priority Charge.

It is hereby acknowledged, that the Company hereby irrevocably and unconditionally undertakes to register in the Company’s register of members any and all share transfers to the Second Priority Collateral Trustees or its nominee in respect of the Second Priority Charged Shares submitted to the Company by the Second Priority Collateral Trustees.

Yours faithfully,

Director